U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2017 (February 8, 2017)

Mobiquity Technologies, Inc.

(Exact name of registrant as specified in its charter)

New York

(State or jurisdiction of incorporation or organization)

000-51160

(Commission File Number)

11-3427886

(I.R.S. Employer Identification Number)

600 Old Country Road, Suite 541, Garden City, NY 11530

(Address of principal executive offices (Zip Code)

Registrant's telephone number: (516) 256-7766

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01 Other Events

Mobiquity Technologies, Inc., a New York corporation (OTCQB: MOBQ). Through its wholly-owned subsidiary, Mobiquity Networks, Inc. has evolved and grown from a mobile advertising technology company focused on Driving Awareness and Foot-traffic throughout its indoor mall-based beacon network, into a next generation mobile location data and marketing company. The Company provides precise unique, at-scale location based data and insights on consumer’s real world behavior and trends for use in marketing and research. With our combined exclusive data sets of shopping malls, premium outlets and cinemas beacon data, and first party location data via our advanced Software Development Kit (SDK) utilizing multiple geo-location technologies; Mobiquity Networks provides one of the most accurate and scaled solution for mobile data collection and analysis This should create several additional revenue streams, including, but not limited to; Push Notification Campaigns, Re-targeting Campaigns, Data Provision, Audience Profiles, Attribution Reporting and Custom Research. The Company is also attempting to lower expenses by renegotiating certain Mall Developer Agreements, including its Agreement with the Macerich Partnership, LP, which was terminated December 31, 2016.

Item 1.01 Entry into Material Definitive Agreement

On February 28, 2017, the Company entered into an agreement with a two non-affiliated persons to provide $1.6 million of short term secured debt financing in three monthly tranches. The Company will issue in connection with each tranche, a six-month secured convertible promissory note. In connection with this transaction, the Company agreed to issue an origination fee of 1,600,000 shares of restricted common stock. Alexander Capital L.P. acted as Placement Agent and Advisor for this transaction. A copy of the convertible promissory note is filed as an exhibit hereto as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities

The Company is reporting that all of its Series AA preferred stock and substantially all of its outstanding debt both secured and unsecured (approximately $14.5 million) have been converted into equity securities of the Company as outlined below. It should be noted that the capital transactions below were based on a premium to the average closing sale price of $0.045 per share during the 60 day period prior to February 08, 2017.

As of the filing date of this Form 8-K, the Company has outstanding 171,901,770 shares of common stock, 1,142,538 shares of newly designated Series AAA preferred stock and $500,000 of convertible notes. The convertible notes consist of $100,000 of secured notes and $400,000 of unsecured notes. Of the 1,142,538 shares of Series AAA preferred stock outstanding, 240,000 Series AA preferred stock with an original cost basis of $2.4 million were converted into Series AAA preferred stock. The remaining 902,538 shares of Series AAA preferred stock were issued in exchange for the conversion of principal and accrued interest of approximately $9,025,380 of unsecured debt. The terms of the Series AAA preferred stock can be summarized as follows:

The price of each preferred share may be convertible into common stock with an equivalent purchase price of $.10 per common share. If the preferred shares are converted, the subscriber will then receive 100% warrant coverage, with each warrant exercisable at $.05 per share with a cash payment to the Company through the close of business on December 31, 2019. The preferred shares have no voting or other preferences except as required by law other than the right of conversion described above and a liquidation preference equal to $.01 per share.

Thomas Arnost, our Executive Vice Chairman, and another principal stockholder agreed to convert letters of credit in the principal amount of $2,700,000 and $372,000 of secured debt into shares of common stock at the then marketing price of $.05 per share. Accrued interest on these obligations were either previously converted into our common stock or were upon conversion of the principal, converted into common stock at the fair market value of our common stock at each interest accrual date.

The Company also raised an additional $406,834 from the exercise of outstanding warrants and new subscriptions. For these transactions, the Company issued 8,136,680 shares of common stock. Also, see item 1.01 above for a description of the sale of common stock and convertible promissory notes.

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Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

3.1	Certificate of Amendment to Certificate of Incorporation pertaining to Series AAA Preferred Stock. (Filed herewith)

10.1	Form of convertible promissory note (filed herewith).

SIGNATURE

Pursuant to the requirements of Section 13 or 15(b) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOBIQUITY TECHNOLOGIES, INC.

Dated: March 1, 2017	By: /s/ Dean L. Julia
Dean L. Julia, Co-Chief Executive Officer